Exhibit 10.18

OFFICE LEASE

BERNAL CORPORATE PARK

BERNAL CORPORATE PLAZA II

BERNAL CORPORATE PARK II-E, LLC,

a Delaware limited liability company,

as Landlord,

and

MOVANO INC.,

a Delaware corporation,

as Tenant.

BERNAL CORPORATE PARK

BERNAL CORPORATE PLAZA II

SUMMARY OF BASIC LEASE INFORMATION

The parties hereto agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the office building located at 6800 Koll Center Parkway, Pleasanton, California 94566. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

	TERMS OF LEASE	DESCRIPTION
(References are to the Office Lease)

1.	Date:	March 29, 2021.

2.	Landlord:	BERNAL CORPORATE PARK II-E, LLC,
a Delaware limited liability company

3.	Address of Landlord (Section 29.20):	c/o KG Investment Properties 6700 Koll Center Parkway, Suite 150 Pleasanton, CA 94566 Attn: Senior Vice President

4.	Tenant:	MOVANO INC.,
a Delaware corporation

5.	Address of Tenant (Section 29.20):	6200 Stoneridge Mall Road, Suite 300 Pleasanton, CA 94588 Attention: J. Cogan Email: jcogan@movano.com (Prior to Lease Commencement Date)

and

6800 Koll Center Parkway, Suite 160 Pleasanton, California 94566 Attention: J. Cogan Email: jcogan@movano.com (After Lease Commencement Date)

6.	Premises (Article 1):	Approximately 5,798 rentable square feet of space located in Suite 160 on the first (1st) floor of the Building, as set forth in Exhibit A attached hereto.

(i)

7.	Term (Article 2).		Three (3) years and four (4) months. If the Lease Commencement Date occurs on a day other than the first day of the month, then the foregoing time period shall be measured from the first day of the following month.
	7.1	Lease Term:

	7.2	Lease Commencement Date:	The date the Landlord’s Work is substantially complete (i.e., the Landlord’s Work is complete with the exception of any touch-up work, repairs and minor completion items that are necessary for final completion thereof) and Landlord has delivered the keys to the Premises to Tenant, which Lease Commencement Date is anticipated to be May 1, 2021.

However, Tenant acknowledges and agrees that if Tenant does not provide certificates of insurance evidencing the insurance required to be carried by Tenant under this Lease on or before the date the Landlord’s Work is substantially complete, then Landlord will not deliver keys to the Premises until Landlord receives such certificates and the Lease Commencement Date shall be determined without regard to whether or not Tenant has received keys to the Premises.

8.	Base Rent (Article 3):

Months of Lease Term	Monthly Installment of Base Rent		Monthly Installment of Base Rent per Rentable Square Foot

1-12*	$14,205.10	**	$2.45	**

13-24	$14,610.96		$2.52

25-36	$15,074.80		$2.60

37-40	$15,538.64		$2.68

*	Plus any partial month if the Lease Commencement Date is not the first day of the month.

**	Subject to abatement as set forth in Article 3 of this Lease.

9.	Additional Rent (Article 4):

	9.1	Base Year:	Calendar year 2021.

	9.2	Tenant’s Share:	Approximately 5.31%.

10.	Security Deposit (Article 21):		$46,615.92, subject to the terms of Article 21 of this Lease.

11.	Parking Pass Ratio (Article 28):		Three point eighty-two (3.82) unreserved parking passes for every 1,000 rentable square feet of the Premises, which equals twenty-two (22) unreserved parking passes, which unreserved parking passes shall be free of charge during the Lease Term.

12.	Broker (Section 29.26):		Newmark Knight Frank (Jeff Morgenstern) for Landlord

Laverty Chacon (Tanner Laverty) for Tenant

(ii)

(i)

EXHIBITS

EXHIBIT A	OUTLINE OF FLOOR PLAN OF PREMISES
EXHIBIT B	INTENTIONALLY OMITTED
EXHIBIT C	NOTICE OF LEASE TERM DATES
EXHIBIT D	RULES AND REGULATIONS
EXHIBIT E	FORM OF TENANT’S ESTOPPEL CERTIFICATE

(ii)

INDEX

Abatement Event	11
Abatement Notice	14
Additional Rent	5
Affiliate	29
Affiliated Assignee	29
Alterations	16
Base Rent	4
Base Year	5
BOMA	2
Brokers	44
Building	1
Calendar Year	5
CASp	37
CC&Rs	1
Claims	19
Common Areas	1
Communications	43
Control	29
Cosmetic Alterations	16
Eligibility Period	15
Embargoed Person	48
Estimate	10
Estimate Statement	10
Estimated Excess	10
Excess	9
Expense Year	5
Force Majeure	43
Hazardous Material	47
Holidays	12
HVAC	11
Insurance Start Date	19
Landlord	1
Landlord Parties	19
Landlord’s Work	2
Laws	47
Lease	i,
Lease Commencement Date	3
Lease Term	3
Lease Year	3
List	48
OFAC	48
Operating Expenses	5

(i)

Parking Facilities	1
Premises	1
Project	1
Purchased Property	2
Real Property	1
Renovations	45
Rent	5
Rules and Regulations	11
Security Deposit	35
Statement	9
Subject Space	25
Subleasing Costs	27
Summary	i
Systems and Equipment	6
Tax Expenses	8
Tenant	1
Tenant Improvements	2
Tenant’s Property	18
Tenant’s Share	9
Transfer Notice	25
Transfer Premium	27
Transferee	25
Transfers	25
U.S. Publicly-Traded Entity	49

(ii)

BERNAL CORPORATE PARK

BERNAL CORPORATE PLAZA II

OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between BERNAL CORPORATE PARK II-E, LLC, a Delaware limited liability company (collectively, “Landlord”), and MOVANO INC., a Delaware corporation (“Tenant”).

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

1.1 Real Property, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises are located in the “Building,” as that term is defined in this Section 1.1. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Premises are a part of the building known as Bernal Corporate Plaza II located and addressed at 6800 Koll Center Parkway, Pleasanton, California 94566 (“Building”). The Building, the parking facilities serving the Building (“Parking Facilities”), the outside plaza areas, land and other improvements surrounding the Building (including the building located at 6700 Koll Center Parkway, Pleasanton, California 94566) which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Real Property.” Landlord represents and warrants to Tenant that it is the owner of the Building and the Real Property. Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property (“Common Areas”); provided, however, that the manner in which such Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such Rules and Regulations as Landlord may make from time to time and the Declaration of Covenants, Conditions and Restrictions for Koll Center Pleasanton recorded on February 18, 1987 in the Official Records of Alameda County as Document No. 87- 046032, as amended from time to time (the “CC&Rs”). Landlord reserves the right to make alterations or additions to (including the addition of additional square footage to the Building or additional buildings to the Real Property) or to change the location of elements of the Real Property, other than the Premises (except to the extent necessary to comply with applicable laws), provided such alterations or additions do not, on a permanent basis, materially adversely interfere with the use of or access to the Premises, unless such alterations or additions are required to comply with applicable law. The Real Property is part of a larger developed center which includes other office buildings, a retail center and other properties, which development shall be collectively referred to herein as the “Project.”

1.2 Condition of the Premises. Except as specifically set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty (express or implied) regarding (i) the condition of the Premises or the Real Property except as specifically set forth in this Lease, or (ii) the suitability or fitness of the Premises or the Real Property for the conduct of Tenant’s business. Any existing leasehold improvements in the Premises as of the date of this Lease, together with the Landlord’s Work, may be collectively referred to herein as the “Tenant Improvements.”

Notwithstanding the foregoing, Landlord shall deliver the Premises in broom clean condition (including cleaning the two refrigerators in the Premises, if left in the Premises by the current tenant thereof) and, at Landlord’s sole cost and expense and using Building-standard materials only (collectively the “Landlord’s Work”): (i) repaint all painted walls within the Premises (in a Building-standard color mutually agreed upon by Landlord and Tenant); (ii) install new carpet tiles in all carpeted areas within the Premises (in a Building-standard color mutually agreed upon by Landlord and Tenant); (iii) install blinds on the sidelight in the office within the Premises indicated by a star on page 2 of Exhibit A attached hereto; and (iv) if not previously removed by the current tenant of the Premises, remove all of such tenant’s personal property left in the Premises, other than the Purchased Property; however, Landlord shall have no liability to Tenant if all or any portion of the Purchased Property is not left in the Premises by the current tenant thereof. As used herein, “Purchased Property” shall mean the following personal property that Tenant has (or will have) purchased from the current tenant of the Premises: (1) two (2) conference room tables and accompanying chairs; (2) the televisions located in both conference rooms and the television in the entry portion of the Premises; and (3) two (2) refrigerators. Prior to the Lease Commencement Date, Tenant shall provide Landlord a copy of the bill or sale transferring the Purchased Property from the current tenant of the Premises to Tenant.

1.3 Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” shall mean “rentable area” calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 – 2017 (“BOMA”), provided that the rentable square footage of the Building may include all of, and the rentable square footage of the Premises therefore may include a portion of, the square footage of the ground floor Common Areas located within the Building and the Common Area and other space in the Building dedicated to the service of the Building. At Landlord’s discretion, the number of rentable square feet of the Premises and the Building shall be subject to verification from time to time by Landlord’s space measurement consultant, and such verification shall be made in accordance with the provisions of this Article 1. Tenant’s architect may consult with Landlord’s space measurement consultant regarding verification of the number of rentable square feet of the Premises; however, the determination of Landlord’s space measurement consultant shall be conclusive and binding upon the parties. In the event that Landlord’s space measurement consultant determines that the amounts thereof shall be different from those set forth in this Lease, Landlord shall modify all amounts, percentages and figures appearing or referred to in this Lease to conform to such corrected rentable square footage (including, without limitation, the amount of the “Rent,” as that term is defined in Article 4 of this Lease); however, there shall be no such modification during the initial Lease Term. If such modification is made, it will be confirmed in writing by Landlord to Tenant.

1.4 Early Access. Provided that Tenant and its agents do not interfere with, or delay, Landlord’s Work in the Premises pursuant to Section 1.2 above, Tenant shall have access to the Premises one (1) week prior to the Lease Commencement Date for the purpose of Tenant installing furniture, equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 1.4, Tenant shall (i) submit a schedule to Landlord, for its approval, which schedule shall detail the timing and purpose of Tenant’s entry, and (ii) provide evidence of Tenant’s insurance required pursuant to Article 10 of this Lease. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 1.4.

ARTICLE 2

LEASE TERM

The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be for the period of time set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate upon the expiration of the Lease Term, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that if the Lease Commencement Date is not the first day of the month, then the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the twelfth full calendar month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the last day of the Lease Term (for example, if the Lease Commencement Date is April 15, the first Lease Year will be April 15 through April 30 of the following year, and each succeeding Lease Year will be May 1 through April 30. If Landlord is unable to deliver possession of the Premises to Tenant on or before the anticipated Lease Commencement Date as set forth in Section 7.2 of the Summary, Landlord shall not be subject to any liability for its failure to do so and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder. At any time during the Lease Term, Landlord may deliver to Tenant a notice of Lease Term dates in the form as set forth in Exhibit C, attached hereto, which notice Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof; if Tenant fails to execute and return such notice within such time period, the information contained in such notice shall be deemed correct and binding upon Tenant.

Notwithstanding the foregoing, in the event the Lease Commencement Date has not occurred by the date that is one hundred twenty (120) days following the date of the full execution and delivery of this Lease (and such one hundred twenty (120) day period shall be extended by one (1) day for each day of delay caused by Tenant or delays resulting from Force Majeure), then, as Tenant’s sole remedy therefor, Tenant shall be entitled to terminate this Lease by delivering written notice thereof to Landlord at any time following the expiration of such one hundred twenty (120) day period (as the same is so extended) until the Lease Commencement Date occurs, which termination shall be effective upon Landlord’s receipt of such termination notice.

ARTICLE 3

BASE RENT

Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term (or if the first full month of the Lease Term is within a free rent period, then the Base Rent for the first full month which occurs after the expiration of any free rent period) shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay monthly Base Rent for the first (1st) four (4) months of the initial Lease Term. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Section 19.2 of this Lease, then as a part of the recovery set forth in Section 19.2.1 of this Lease, Landlord shall be entitled to the recovery of the unamortized portion of the monthly Base Rent abated under the provisions of this Article 3, with amortization calculated on a straight line basis utilizing a forty (40) month amortization schedule commencing as of the Lease Commencement Date.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent Tenant’s Share of the annual Operating Expenses that are in excess of the amount of Operating Expenses applicable to the Base Year. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the year set forth in Section 9.1 of the Summary.

4.2.2 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3 “Expense Year” shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of Operating Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord reasonably incurs or which accrue during any Expense Year because of or in connection with the ownership, management, maintenance, repair, restoration or operation of the Building, and with respect to costs and expenses for the ownership, operation, maintenance, repair and replacement of the Real Property as a whole, a portion of such costs and expenses as are equitably allocated to the Building by Landlord in its reasonable business judgment. Operating Expenses shall include, without limitation, any amounts paid for (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and any escalator and/or elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses; (iii) the cost of supplying utilities and the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Building and/or Real Property, including any deductibles thereunder; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building and/or Real Property; (v) the cost of parking area operation, repair, restoration, and maintenance, including, but not limited to, operator fees, repainting, restriping, and cleaning; (vi) fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord in connection with the management, operation, maintenance and repair of the Building and/or Real Property; (vii) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder and/or a reasonable administrative fee to Landlord for accounting and project management services relating to the Building and/or Real Property); (viii) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Building and/or Real Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one building of Landlord, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Building and/or Real Property; (ix) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building and/or Real Property; (x) operation, repair, maintenance and replacement of all “Systems and Equipment,” as that term is defined in Section 4.2.5 of this Lease, and components thereof; (xi) the cost of janitorial service, alarm and security service, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) costs incurred by Landlord in connection with the operation of a concierge service (if such service is provided) and the reasonable costs of an attendant, if necessary, to operate the conference rooms of the Building; (xiii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and/or Real Property; (xiv) the cost of any capital improvements or other costs (A) which are expected to reduce the normal operating costs (including, without limitation, utility costs) of the Building and/or Real Property, (B) for the purpose of complying with any governmental law, rule, order or regulation (or amendment thereto) for which compliance was not required as of the date of this Lease, (C) for life/safety reasons, or (D) for the repair, refurbishment or replacement of Building and/or Real Property improvements or amenities; provided, however, that if any such cost described in (A), (B), (C) or (D) above are capital in nature, such cost shall be amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof, taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment; and (xv) Tax Expenses. Operating Expenses shall also include those Operating Expenses for the Project that are allocated to the Building and/or Real Property pursuant to the CC&Rs. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is less than ninety-five percent (95%) occupied during any portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been ninety-five percent (95%) occupied. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the Building (the “Cost Pools”). Notwithstanding anything to the contrary set forth in this Article 4, when calculating Operating Expenses for the Base Year, Operating Expenses shall exclude, to the extent such costs occur in the Base Year and then do not occur in the applicable Expense Year, market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, amortization of the cost of any capital improvements and utility rate and/or janitorial cost increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages.

Notwithstanding anything above to the contrary, Operating Expenses shall not include (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s Operating Expenses payments); (2) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Building, or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commissions; (4) ground lease payments (if any); (5) costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied except as expressly included in Operating Expenses pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building; (7) Landlord’s general corporate overhead; (8) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Building); (9) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Expenses) or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Building (including the Real Property on which the Building is situated); (10) marketing costs, including leasing commissions and attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (11) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Building; (12) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (13) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Building) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any deductible amount under any insurance policy shall be included within Operating Expenses); (14) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Building) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Expenses pursuant to this Lease; (15) depreciation, amortization and interest payments, except for capital improvements permitted to be included in Operating Expenses pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (16) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building, without charge; (17) electric power costs or other utility costs for which any tenant directly contracts with the local public service company (but Landlord shall have the right to “gross up” as if such space was vacant); (18) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to another tenant of the Building; (19) costs incurred in connection with the original construction of the Building; and (20) costs of correcting defects in or inadequacy of the initial design or construction of the Building.

4.2.5 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building and/or Real Property in whole or in part.

4.2.6 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building and/or Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Building and/or Real Property or Landlord’s interest therein. Tax Expenses shall include, without limitation: (i) Any tax on Landlord’s rent, right to rent or other income from the Building and/or Real Property or as against Landlord’s business of leasing any of the Building and/or Real Property, including transaction privilege taxes; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, including, without limitation, assessments, taxes, fees, levies and charges imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services that may have been formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Building or the rent payable under leases, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by tenants of the Building and/or Real Property, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon leasing transactions or any documents creating or transferring leasehold interests in the Building and/or Real Property to tenants; and (v) Any assessment, tax, fee, levy or charge upon Landlord’s possessory interest in the Building and/or Real Property. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof by Landlord for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.6 (except as set forth above), there shall be excluded from Tax Expenses (a) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building and/or Real Property), (b) any items included as Operating Expenses, and (c) any items paid by Tenant under Section 4.4 of this Lease. Notwithstanding anything to the contrary set forth in this Article 4, when calculating Tax Expenses for the Base Year, such Tax Expenses shall not include any increase in Tax Expenses attributable to special assessments, charges, costs, or fees, or due to modifications or changes in governmental laws or regulations, including, but not limited to, the institution of a split tax roll.

4.2.7 “Tenant’s Share” shall mean the percentage set forth in Section 9.2 of the Summary. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building. The total rentable square feet in the Building as of the date hereof is 109,196 (subject to adjustment pursuant to Section 1.3 above). In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is changed, Tenant’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Operating Expenses for such Expense Year exceeds Tenant’s Share of Operating Expenses for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to the excess (the “Excess”). For purposes of calculating the Excess, Tenant’s Share of Operating Expenses for the Base Year shall be calculated based on the total Operating Expenses for the calendar year 2021, even though only a portion of the calendar year 2021 falls within the Lease Term.

4.3.2 Statement of Actual Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year (and shall endeavor to give to Tenant within one hundred twenty (120) days following the end of each Expense Year), a statement (the “Statement”) which shall state the Operating Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess. If the Statement for any Expense Year indicates (i) the Excess is less than the amounts, if any, paid by Tenant during such Expense Year as Estimated Excess, or (ii) no Excess exists, then Landlord shall offset against Tenant’s next monthly installment of Estimated Excess due hereunder (or, if such Statement covers the last Expense Year in the Lease Term, pay to Tenant), (a) an amount equal to the difference between the Estimated Excess paid by Tenant for such Expense Year, if any, and the Excess, in the case of (i) above, or (b) an amount equal to the Estimated Excess, if any, in the case of (ii) above. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Operating Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease (with the Excess prorated based on the number of days during such Expense Year that fall within the Lease Term). The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term for two (2) years.

4.3.3 Statement of Estimated Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing Tenant’s Share of Operating Expenses, which shall be based upon the Estimate, to Tenant’s Share of Operating Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 Said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or

4.4.3 Said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for general office and administration purposes consistent with the character of the Building as a first-class office building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant shall not permit the occupancy density of the Premises to exceed five (5) persons per one thousand (1,000) usable square feet of the Premises.

5.2 Prohibited Uses. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises, the Parking Facilities or any other Common Areas or any part thereof for any use or purpose contrary to the provisions of Exhibit D attached hereto (“Rules and Regulations”), or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Real Property. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Real Property. Landlord represents and warrants to Tenant that, as of the date of this Lease, there are no covenants, conditions, restrictions or encumbrances applicable to the Premises that would prevent or materially impair Tenant’s ability to use the Premises for the permitted use set forth in Section 5.1 above. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of any hazardous or toxic material.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays when the majority of office buildings in the metropolitan area in which the Building is located are closed (collectively, the “Holidays”). Landlord shall operate and maintain the HVAC equipment in a manner sufficient to maintain an indoor air quality within the limits required by the American Society of Heating, Air Conditioning and Refrigeration Engineers (ASHRAE) standard 62-1999, and Tenant shall notify Landlord and Landlord’s property manager within five (5) days after Tenant first has knowledge of any of the following conditions at, in, on or within the Premises: standing water, water leaks, water stains, humidity, mold growth, or any unusual odors (including, but not limited to, musty, moldy or mildewy odors). In the event Tenant fails to so notify Landlord and Landlord’s property manager of any of the foregoing conditions within the time period provided herein, Tenant agrees to indemnify, defend, hold and save Landlord Parties free and harmless from and against any Claims arising, in whole or in part, from death, bodily injury, or property damage to Tenant’s employees which may directly or indirectly relate to or arise from the existence of any of the foregoing conditions.

6.1.2 Landlord shall provide adequate electrical wiring and facilities for normal general office use and electricity at levels consistent with normal general office use, as determined by Landlord. Receptacle power density within the Premises shall not exceed five (5) watts per usable square foot. Landlord shall have the right to designate the electricity provider for the Building and the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services.

6.1.5 Landlord shall provide nonexclusive automatic passenger elevator service at all times.

6.1.6 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the electricity or water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses electricity, water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption, and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices. If Tenant desires to use HVAC during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use and Landlord shall supply such utilities to Tenant at such hourly, full-floor cost to Tenant as Landlord shall from time to time establish, which is currently $35.00 per hour, subject to a two (2) hour minimum. Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis. Landlord may increase the hours or days during which air conditioning, heating and ventilation are provided to the Premises and the Building to accommodate the usage by tenants occupying two-thirds or more of the rentable square feet of the Building or to conform to practices of other buildings in the area comparable to the Building. Notwithstanding herein to the contrary, any HVAC or other service necessary to accommodate a computer server room will be deemed to constitute an overstandard use and will be subject to the provisions of this Section 6.2.

6.3 Benchmark Utility Consumption. Tenant acknowledges and affirms its knowledge and understanding of Landlord’s efforts to benchmark utility consumption within the entirety of the Building. As such, Tenant consents to Landlord’s using such consumption information to enable Landlord to satisfy the requirements established by the US EPA for whole building data for the Energy Star Portfolio Manager tool, and to incorporate Tenant’s utility data in the Energy Star Portfolio Manager tool, and/or such other benchmarking initiatives as Landlord actively participates in, subject only to the provision that Landlord will exercise commercially reasonable care to maintain the privacy of Tenant’s specific consumption data. Any public dissemination of such data shall be in aggregate with other Building tenants’ and occupants’ consumption data, with no direct identification of individual tenant usage.

Notwithstanding anything in this Lease to the contrary, Landlord shall have the right to install meters, submeters and/or other energy measurement devices to the panel(s) servicing the Premises. The information collected by these devices shall be used to benchmark Tenant’s energy consumption, with the intent to identify, and then implement, energy conservation measures. It is acknowledged by Landlord and Tenant that increased energy efficiency and energy conservation measures serve to reduce operating expenses and to also reduce greenhouse gas emissions. Landlord and Tenant mutually agree to cooperate on implementing energy conservation measures to ensure optimal results from such efforts, at no additional material cost to Tenant.

6.4 Interruption of Use. Except as provided in Section 6.7 below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utility or service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, except as provided in Section 6.7 below, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.5 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services related to the maintenance and repair of the Premises which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services (provided the cost of such services shall be competitive with those charged by qualified and reputable contractors providing such services in the vicinity of the Building) plus an administration fee, not to exceed ten percent (10%). Charges for any service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.6 24 Hour Access. Tenant shall, subject to Landlord’s reasonable security requirements, Force Majeure, repairs and other de minimis interruptions, have access to the Premises and Parking Facilities twenty-four (24) hours per day, seven (7) days per week.

6.7 Abatement. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide utilities to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is caused by (A) the negligence or willful misconduct of Landlord, its agents, employees or contractors, or (B) Landlord’s exercise of its rights, or the performance of its obligations, under this Lease. Tenant shall give Landlord and any mortgagee of Landlord (of whom Tenant is notified) notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s Share of Operating Expenses shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Operating Expenses for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant’s Share of Operating Expenses allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Notwithstanding anything to the contrary contained herein, if Landlord is diligently pursuing the restoration of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes as reasonably determined by Landlord, for example bringing in portable air conditioning or heating equipment, then there shall be no abatement of Base Rent or Tenant’s Share of Operating Expenses. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s and Landlord’s mortgagee’s (if applicable), receipt of the applicable Abatement Notice. Such right to abate Base Rent and Tenant’s Share of Operating Expenses shall be Tenant’s sole remedy for an Abatement Event. This Section 6.7 shall not apply in case of damage to, or destruction of, the Premises or the Building, or any eminent domain proceedings which shall be governed by separate provisions of this Lease.

ARTICLE 7

REPAIRS

Except for any elements that Landlord is responsible to repair and maintain as expressly set forth below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.

Landlord shall (at Landlord’s cost and expense, but subject to inclusion in Operating Expenses to the extent permitted by Article 4 above) maintain the structural portions of the Building including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cabs and all Common Areas and shall also maintain and repair the Systems and Equipment up to the point of exclusive service to any tenant premises (including the Premises). Notwithstanding the foregoing, if any of the foregoing repairs are necessitated by the act or omission of Tenant Parties, then the cost of such repairs, together with an administrative fee of five percent (5%) of such costs, shall be paid by Tenant to Landlord immediately following delivery of an invoice therefor; provided, however, in the case of repairs covered by Landlord’s insurance, Tenant’s reimbursement obligation, exclusive of the administrative fee, shall not exceed the amount of Landlord’s insurance deductible and Section 10.5 shall not apply to such reimbursement obligation. Tenant hereby waives and releases its right to make repairs at Landlord’s expense and/or terminate this Lease or vacate the Premises under Section 1942 and Section 1932(1) of the California Civil Code and any other California law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord.

Notwithstanding anything to the contrary contained herein, Tenant may make strictly cosmetic changes to the finish work in the Premises (the “Cosmetic Alterations”), without Landlord’s consent, provided that the aggregate cost of any such Cosmetic Alterations does not exceed $10,000.00 in any twelve (12) month period, and further provided that such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Systems and Equipment, (iii) affect the exterior appearance of the Building, (iv) trigger any legal requirement which would require Landlord to make any alteration or improvement to the Premises, the Building or the Real Property, or (v) require any license, permit or approval under applicable law and do not result in the voiding of Landlord’s insurance, the increasing of Landlord’s insurance risk or the disallowance of sprinkler credits. Tenant shall give Landlord at least thirty (30) days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Article 8. Except as otherwise provided, the term “Alterations” shall include Cosmetic Alterations.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize only architects, contractors, materials, mechanics and materialmen approved by Landlord (which approval shall not be unreasonably withheld). In any event, a contractor of Landlord’s selection shall perform all mechanical, electrical, plumbing, structural, fire/life safety and heating, ventilation and air conditioning work, and such work shall be performed at Tenant’s cost (provided the fees charged by such contractors shall be competitive with those charged by other similarly qualified and reputable contractors doing business in the vicinity of the Building). Additionally, Tenant must utilize Landlord’s riser management company for the installation of any telecommunications cabling serving the Premises to be installed outside of the Premises (provided the fees charged by such company shall be competitive with those charged by other similarly qualified and reputable riser management companies doing business in the vicinity of the Building).

Tenant shall construct such Alterations and perform such repairs in conformance with (A) any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit (if required under applicable law), issued by the appropriate governmental authorities, (B) Landlord’s construction rules and regulations, and (C) Landlord’s reasonable requirements relating to sustainability and energy efficiency, including (1) using Energy Star and/or Water Sense certified equipment and fixtures, (2) using energy-efficient light bulbs such as LEDs, T-8, and T-5 linear fluorescents for supplemental tasks and accent lighting and installing occupancy and vacancy sensor and daylighting controls, (3) using interior paints, coatings, sealants and adhesives that are low volatile organic compounds (VOCs), and (4) using flooring materials that are FloorScore, Green Label, or Green Label Plus-certified. Notwithstanding the foregoing, Tenant shall ensure that no Alterations cause any negative impact to any existing energy and/or sustainability related certification(s) at the Real Property, such as LEED or Energy Star, and should any such negative impact result from an Alteration, Tenant, at its sole cost and expense, shall make such modifications to the Alterations as are necessary to correct the negative impact. If such Alterations trigger a legal requirement upon Landlord to make any Alterations or improvements to the Building or Common Areas, Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Landlord may post notices of nonresponsibility in accordance with Article 27(iii) hereof. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the Common Areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion (or equivalent) to be recorded in the office of the Recorder of the County of Alameda in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of the “as built” or “field marked” drawings of the Alterations.

8.3 Payment for Improvements. In the event Tenant orders any Alteration or repair work directly from Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work as the parties shall agree in writing. Upon completion of such work, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. Whether or not Tenant orders any work directly from Landlord, Tenant shall pay to Landlord or its agent a four percent (4%) supervision fee based upon the cost of such work.

8.4 Construction Insurance. In the event that Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require consistent with the requirements of other institutional landlords of similar buildings within the vicinity of the Building, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, with respect to Alterations estimated to cost in excess of $250,000.00, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Landlord’s Property. All Alterations and fixtures which may be made, installed or placed in or about the Premises from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord; however, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant’s expense to remove any such Alterations or fixtures and to repair any damage to the Premises and Real Property caused by such removal. Notwithstanding the foregoing, Tenant, as part of its request for Landlord’s consent to such Alterations (or its notice of Cosmetic Alterations, as applicable) may request Landlord’s designation as to whether Landlord will require such removal and repair. In the event Tenant makes such a request, Landlord shall make such designation at the time of Landlord’s consent or, in the case of Cosmetic Alterations, within fifteen (15) days of receipt of such request. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or fixtures, Landlord may do so and may charge the cost thereof to Tenant. For the avoidance of doubt, Tenant shall have no obligation to remove any of the Tenant Improvements (as defined in Section 1.2 above) upon the expiration or earlier termination of this Lease.

Notwithstanding anything contained herein to the contrary, Tenant shall retain ownership of all furniture, equipment and other removable personal property placed in the Premises by Tenant, including the Purchased Property (collectively, “Tenant’s Property”), and Tenant shall be entitled to remove all or any portion of Tenant’s Property from the Premises at any time during the Lease Term.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be released and removed of record (by bond or otherwise) within twenty (20) days of receipt of notice of the existence of the lien. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed (by bond or otherwise) within twenty (20) days after the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Except to the extent resulting from the gross negligence or willful misconduct of Landlord or the Landlord Parties, Tenant hereby assumes all risk of damage to property and injury to persons in, on or about the Premises from any cause whatsoever, and agrees that, to the extent not prohibited by law, Landlord, its partners and subpartners, and their respective officers, directors, shareholders, agents, property managers, employees and independent contractors (collectively, the “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Notwithstanding anything in this Lease to the contrary, Landlord shall in no event be liable for any consequential damages or loss of business or profits and Tenant hereby waives any and all claims for any such damage. Subject to the waivers set forth in Section 10.5 below, Tenant shall indemnify, defend, protect and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense, cause of action, claims and liability, including without limitation court costs and reasonable attorneys’ fees (collectively “Claims”) incurred in connection with or arising from any cause in the Premises, and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, employees, licensees or invitees of Tenant or any such person in, on or about the Real Property, provided that the terms of the foregoing indemnity shall not apply to any Claims to the extent resulting from the gross negligence or willful misconduct of Landlord or the Landlord Parties and not insured (or required to be insured) by Tenant under this Lease. Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any Claims occurring prior to such expiration or termination.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for insurance policies carried by Landlord, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall, at Tenant’s expense, maintain the following coverages in the following amounts at all times following the date (the “Insurance Start Date”) which is the earlier of (i) Tenant’s entry into the Premises to perform any work therein, or (ii) the Lease Commencement Date, and continuing thereafter throughout the Lease Term.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollars ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Three Million Dollars ($3,000,000).

10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) all Tenant Improvements, Alterations and other improvements and additions in and to the Premises whether owned by Landlord or Tenant pursuant to this Lease. Such insurance shall be written on a cause of loss – special form (“all risks”) basis, for 100% of the replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include (a) coverage for wind earthquake and terrorism, (b) boiler and machinery coverage, if applicable, (c) a vandalism and malicious mischief endorsement, (d) sprinkler leakage coverage, and (e) earthquake sprinkler leakage coverage.

10.3.3 Business interruption, loss of income and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

10.3.4 Intentionally Omitted.

10.3.5 Workers’ compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $1,000,000 per accident, $1,000,000 disease policy limit and $1,000,000 disease limit per each employee.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, Principal Real Estate Investors, LLC, Landlord’s property manager, and any other party it so specifies in its reasonable discretion, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company (a) having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise reasonably acceptable to Landlord, (b) licensed to do business in the State of California, and (c) domiciled in the United States; (iv) with respect to the commercial general liability insurance described in Section 10.3.1 above, be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (v) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Insurance Start Date and prior to the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the costs of such policies (and any other costs incurred and/or damages suffered by Landlord in connection with Tenant’s failure to procure such insurance) shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms of this Article 10 in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

Additionally, should any of Tenant’s insurance policies be cancelled before the expiration date thereof, notice will be delivered in accordance with the policy provisions, and if such notice is not delivered to Landlord pursuant to the policy provisions, Tenant shall deliver a copy of any such notice received by Tenant to Landlord promptly upon receipt.

10.5 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage and loss of income and extra expense insurance waive, by special endorsement (if required by such lender), any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. The provisions of the foregoing shall not apply in those instances in which waiver of subrogation would cause either party’s insurance coverage to be voided or otherwise made uncollectible. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage if such loss or damage is insured by the property damage or loss of income and extra expense insurance (or in the event either party elects to self insure any such coverage) required to be in effect at the time of such loss or damage (this waiver extends to deductibles under such insurance).

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be in excess of that required by landlords of comparable Class “A” buildings located in Pleasanton, California.

10.7 Landlord’s Insurance. During the Lease Term, Landlord shall maintain property insurance covering the Real Property (excluding the property which Tenant is obligated to insure pursuant to the terms hereof). Such policy shall provide protection against “all risk of physical loss”. Landlord shall also maintain commercial general liability and property damage insurance with respect to the operation of the Real Property. Such insurance shall be in such amounts and with such deductibles as Landlord reasonably deems appropriate. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as Landlord or Landlord’s mortgagees or deed of trust beneficiaries may determine prudent. Notwithstanding any contribution by Tenant to the cost of insurance as provided in this Lease, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies maintained by Landlord and will not be named as an additional insured thereunder.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell and Core of the Premises and such Common Areas. Such restoration shall be to substantially the same condition of the Base, Shell and Core of the Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Real Property, or the lessor of a ground or underlying lease with respect to the Real Property, or any other modifications to the Common Areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises resulting from fire or other casualty, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant as to items of property described in clause (ii) of Section 10.3.2, and Landlord shall repair any injury or damage to the Tenant Improvements installed in the Premises and shall return such Tenant Improvements to their original condition; provided that if the reasonable cost of such repair (i.e., not exceeding the market rate for such work from reputable and qualified contractors that regularly perform work in similar buildings in the metropolitan area in which the Premises is located) by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Such submittal of plans and construction of improvements shall be performed in substantial compliance with a procedure reasonably designated by Landlord. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from damage resulting from fire or other casualty or Landlord’s repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; however, if such damage is the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Tenant shall only be entitled to such abatement if and to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord learns of the necessity for repairs as the result of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days after the date Landlord learns of the necessity for repairs as the result of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute, regulation or case law of the State of California, including without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute, regulation or case law, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

11.4 Damage Near End of Term. In the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twenty-four (24) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after Landlord learns of the necessity for repairs as the result of such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination (subject to the Rent abatements set forth in Section 11.1 above), and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

ARTICLE 12

NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Landlord or Tenant of any provision of this Lease may only be in writing (other than any waiver that is expressly set forth in this Lease, which shall not require a separate waiver in writing to be effective), and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

13.1 Permanent Taking. If the whole or any part of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection with such taking, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for goodwill and moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated based on the square footage of the Premises that is taken and Landlord, with reasonable diligence, will restore (to the extent of the award received therefor) the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any other California law, statute or ordinance now or hereafter in effect, to seek termination of this Lease in the event of a taking, it being the intent of the parties that the provisions of Article 13 of this Lease shall govern the rights of the parties in such event.

13.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the number of rentable square feet of the Premises taken bears to the total number of rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign or otherwise transfer this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). In no event may Tenant mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, this Lease. If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. As a condition to Landlord’s consent to any proposed assignment of this Lease, Landlord may, at Landlord’s sole option, require the assigning Tenant to guaranty the proposed assignee’s obligations under this Lease, as assigned; and, if Landlord so elects, the assigning Tenant shall execute a Guaranty of Lease in a form reasonably acceptable to Landlord. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable legal fees incurred by Landlord (which fees shall not exceed, in the aggregate, $2,500.00 per request for consent), within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Landlord shall respond to a Transfer Notice within thirty (30) days of Landlord’s receipt of such Transfer Notice, unless such Transfer Notice does not include all of the information required to be provided under Section 14.1 as part of a Transfer Notice, in which case Landlord shall respond to such Transfer Notice within thirty (30) days of Landlord’s receipt of all such information. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building, or would be a significantly less prestigious occupant of the Building than Tenant;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transfer will violate the occupancy density set forth in Section 5.1 or otherwise result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease;

14.2.7 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right);

14.2.8 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Building at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building at such time, or (iii) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice;

14.2.9 In the case of a proposed sublease by Tenant, the rent to be paid Tenant by the proposed Transferee is less than the prevailing fair market rent (as reasonably determined by Landlord) for the Subject Space on a non-sublease basis; or

14.2.10 Landlord has not received assurances acceptable to Landlord that all past due amounts owing by Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Article 14, Tenant’s and such Transferee’s only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed Transferee waives all other remedies against Landlord, including without limitation, the right to seek monetary damages or to terminate this Lease.

14.3 Transfer Premium.

14.3.1 Definition of Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord seventy percent (70%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, and (ii) any brokerage commissions in connection with the Transfer (collectively, the “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.3.2 Payment of Transfer Premiums. The determination of the amount of the Transfer Premium shall be made on an annual basis in accordance with the terms of this Section 14.3.2, but an estimate of the amount of the Transfer Premium shall be made each month and one-twelfth of such estimated amount shall be paid to Landlord promptly, but in no event later than the next date for payment of Base Rent hereunder, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this Section 14.3.2 during the twelve (12) months preceding each annual reconciliation exceed the amount of Transfer Premium determined on an annual basis, then Landlord shall credit the overpayment against Tenant’s future obligations under this Section 14.3.2 or if the overpayment occurs during the last year of the Transfer in question, refund the excess to Tenant. If Tenant has underpaid the Transfer Premium, as determined by such annual reconciliation, Tenant shall pay the amount of such deficiency to Landlord promptly, but in no event later than the next date for payment of Base Rent hereunder. For purposes of calculating the Transfer Premium on an annual basis, Tenant’s Subleasing Costs shall be deemed to be offset against the first rent, additional rent or other consideration payable by the Transferee, until such Subleasing Costs are exhausted.

14.3.3 Calculations of Rent. In the calculation of the Rent, as it relates to the Transfer Premium calculated under Section 14.3.1 of this Lease, the Rent paid during each annual period for the Subject Space by Tenant, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any tenant improvement allowance and brokerage commissions. For purposes of calculating any such effective rent, all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to (i) recapture the Subject Space, or (ii) take an assignment or sublease of the Subject Space from Tenant. Such recapture, or sublease or assignment notice shall cancel and terminate this Lease, or create a sublease or assignment, as the case may be, with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If the Subject Space shall be assigned or subleased by Tenant to Landlord, the rent for the Subject Space payable by Landlord to Tenant shall be the lesser of (i) the effective Base Rent plus the Additional Rent payable by Tenant under this Lease for the Subject Space on a prorated basis based upon the number of rentable square feet in the Subject Space, or (ii) the effective rent (taking into account all concessions made by Tenant to the Transferee) set forth in the Transfer Notice, and all other provisions of this Lease shall remain in full force and effect, and upon request of either party, the parties shall execute a written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture, sublease or take an assignment of the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s reasonable costs of such audit, and if understated by more than ten percent (10%), Landlord shall have the right to cancel this Lease upon thirty (30) days’ notice to Tenant.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of twenty-five percent (25%) or more of the partners or members (as applicable), or transfer of twenty-five percent (25%) or more of partnership or membership interests (as applicable), within a twelve (12)-month period, or the dissolution of the partnership or limited liability company (as applicable) without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of twenty-five percent (25%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (B) the sale, mortgage, hypothecation or pledge of more than an aggregate of twenty-five percent (25%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7 Affiliate Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment of this Lease or a subletting of all or a portion of the Premises to an affiliate (“Affiliate”) of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant or any corporation or other business entity that succeeds to the business of Tenant as a result of a merger, consolidation, sale of assets, or other business reorganization), shall not be deemed a Transfer under this Article 14 and shall not require Landlord’s consent, provided that (i) Tenant notifies Landlord of any such assignment or sublease prior to the effective date thereof and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such Affiliate (including, in the event of an assignment, evidence of the assignee’s assumption of Tenant’s obligations under this Lease or, in the event of a sublease, evidence of the sublessee’s assumption, in full, of the obligations of Tenant with respect to the portion of the Premises so subleased, other than the payment of rent), (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such assignment or sublease does not cause Landlord to be in default under any lease at the Real Property, (iv) the net worth of such Affiliate is at least equal to the net worth of Tenant and any guarantor hereof as of the date of this Lease, (v) with respect to a subletting only, Tenant and such Affiliate execute Landlord’s standard consent to sublease form, and (vi) Tenant pays any reasonable legal fees incurred by Landlord in connection with the assignment or sublease to such Affiliate (not to exceed $2,500.00 per assignment or sublease). An assignee of Tenant’s entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Article 14, shall mean the ownership, directly or indirectly, of greater than fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty-one percent (51%) of the voting interest in, an entity. The provisions of this Section 14.7 shall not be available to any assignee or sublessee of Tenant’s interest in this Lease, unless such Transferee obtained its interest in this Lease pursuant to the provisions of this Section 14.7. In no event shall Tenant be released from liability in connection with any assignment or sublease to an Affiliate pursuant to this Section 14.7.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TENANT’S PROPERTY

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises (A) all debris and rubbish, (B) all furniture, fixtures, equipment and other personal property, (C) any telecommunications equipment, lines and/or cabling installed by or at the request of Tenant in the Premises or anywhere outside the Premises, including the plenums or risers of the Building (and Tenant must utilize Landlord’s riser management company for the removal of any telecommunications cabling installed outside of the Premises), and (D) any Alterations required to be removed pursuant to Section 8.5 above, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to- month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless for, from and against all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto, (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Real Property, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

Landlord agrees to furnish from time to time when requested by Tenant in connection with a potential Transfer or in connection with any financing Tenant desires to obtain, a certificate signed by Landlord, substantially in the form of Exhibit E attached hereto, but modified to reflect Landlord as the party providing such certificate (or such other commercially reasonable form as may be reasonably requested by Tenant), confirming and containing such reasonable factual certifications and representations reasonably acceptable to Landlord and deemed appropriate by Tenant or any prospective assignee, subtenant or lender, and Landlord shall, within ten (10) business days following receipt of said certificate from Tenant, return a fully executed copy thereof to Tenant.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm such attornment and/or the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases, provided that such instrument contains commercially reasonable non-disturbance language in favor of Tenant. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Tenant Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) days of receipt of written notice that the same is past due; or

19.1.2 Any failure by Tenant (other than a failure pursuant to another subsection of this Section 19.1) to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3 Abandonment of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) business days or longer while in default of any provision of this Lease;

19.1.4 The entry of an order for relief with respect to Tenant or any guarantor of this Lease under any chapter of the Federal Bankruptcy Code, the dissolution or liquidation of Tenant or any guarantor of this Lease, the insolvency of Tenant or any guarantor of this Lease or the inability of Tenant or any guarantor of this Lease to pay its debts when due, or the appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s or any guarantor’s assets or Tenant’s interest under this Lease that is not discharged within thirty

(30) days; or

19.1.5 The failure of Tenant to execute any documents referenced in Article 17 or 18 within the time periods set forth in those Articles.

Any notice required under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any successor law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease. As used in Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4. If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.3 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Form of Payment After Default. Following the occurrence of a monetary event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.7 Landlord Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (b) Tenant shall have no right to terminate this Lease; (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies; and (d) Landlord will not be liable for any consequential damages.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by Landlord or any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 above, and all of Landlord’s damages under this Lease and California law including, but not limited to, any damages accruing upon termination of this Lease under Section 1951.2 of the California Civil Code and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant.

Notwithstanding the foregoing, provided Tenant has not previously been in default under this Lease beyond any applicable notice and cure period and is not then in default under this Lease (and no circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a default) upon the expiration of the eighteenth (18th) month of the initial Lease Term, the Security Deposit shall be reduced by an amount equal to $15,538.64, which amount shall be applied to Tenant’s next due Base Rent obligations hereunder. Prior to such reduction date, Landlord may notify Tenant in writing that it will inspect the Premises to determine that there is no damage to the Premises, the repair of which would cost in excess of the reduced Security Deposit.

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1 In General. Tenant shall be entitled, at Landlord’s sole cost and expense, to Building-standard identification signage outside of Tenant’s Premises on the floor on which Tenant’s Premises are located. The location, quality, design, style, and size of such signage shall be consistent with the Landlord’s Building standard signage program. Any changes to Tenant’s signage shall be at Tenant’s sole cost and expense.

23.2 Building Directory. Tenant shall be entitled, at Landlord’s sole cost and expense, to one (1) line on the Building directory to display Tenant’s name and location in the Building. The location, quality, design, style, and size of such signage shall be consistent with the Landlord’s Building standard signage program. Any changes to Tenant’s signage shall be at Tenant’s sole cost and expense.

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or the Common Areas of the Building or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole discretion.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures (including obtaining a business license from the applicable governmental authority, a copy of which shall be delivered to Landlord prior to Landlord’s delivery of the Premises to Tenant), other than the making of (A) structural changes to the Building, (B) non-structural changes to the Building (excluding the Premises), and/or (C) changes to the Common Areas or Systems and Equipment, which changes will be made by Landlord at its expense, but subject to reimbursement as an Operating Expense to the extent permitted by Article 4; however, if such changes are required due to the particular nature of Tenant’s use of the Premises (as opposed to general office use) or due to Tenant’s Alterations or the Improvements, Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

As of the date of this Lease, the Premises has not been inspected by a Certified Access Specialist (“CASp”). Landlord hereby makes the following disclosure pursuant to California Civil Code Section 1938: “A CASp can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby mutually agree that, if Tenant requests or otherwise obtains a CASp inspection of the Premises or any other area(s) within the Real Property (which Tenant must request or otherwise obtain, if at all, within thirty (30) days of the date of this Lease), then (a) Tenant shall utilize a CASp designated by Landlord; (b) Tenant’s contract with the CASp shall require that the CASp’s inspection report be addressed to both Landlord and Tenant and expressly state that Landlord is a third-party beneficiary of such contract; (c) Tenant shall pay the cost of such inspection, (d) such inspection shall occur at a time mutually agreed upon by Landlord and Tenant and shall be conducted in a professional manner that does not in any way damage the Premises or Real Property, (e) Tenant shall provide Landlord with a copy of the CASp’s report resulting from such inspection within ten (10) days of Tenant’s receipt thereof, (f) Tenant shall keep the CASp’s inspection and all information in the CASp’s report confidential except as necessary to perform the necessary repairs or to comply with any disclosures required by Law and (g) Tenant shall, at its sole cost and expense, make all repairs necessary to correct violations of construction related accessibility standards identified by such inspection, which repairs shall be completed in accordance with the provisions of Article 8 of this Lease and no later than one hundred twenty (120) days following the date of such CASp inspection; however, if any such repairs affect the structure of the Premises, the Systems and Equipment or the Common Areas, then such repairs will be made by Landlord and Tenant shall reimburse Landlord for the entire cost thereof within thirty (30) days following receipt of an invoice therefor.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to ten percent (10%) of the amount due (but in no event shall such charge be in excess of the maximum amount permitted by applicable law) plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within five (5) days after the date they are due shall thereafter bear interest until paid at a rate equal to the prime rate established from time to time by Wells Fargo Bank (or if Wells Fargo ceases to exist or to publish such a rate, then the rate published by the largest federally chartered banking institution in California) plus five percent (5%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law.

Notwithstanding the foregoing, Tenant shall not be obligated to pay the foregoing late charge and interest charge for the first (1st) failure to timely pay any sum required to be paid under this Lease so long as Tenant pays such overdue sum within five (5) business days of Landlord’s written demand for the same.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or (during the last nine (9) months of the Lease Term only) tenants, or to the ground or underlying lessors; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current Building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; (C) perform any covenants of Tenant which Tenant fails to perform or (D) to address an emergency. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Premises when exercising its rights under this Article 27.

ARTICLE 28

TENANT PARKING

Tenant shall rent parking passes on a monthly basis throughout the Lease Term in the amount set forth in Section 11 of the Summary to park in the Parking Facilities. Tenant shall pay to Landlord for automobile parking passes on a monthly basis the prevailing rate charged for parking passes at the location of such passes, which shall be free of charge for unreserved parking passes during the Lease Term. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all Rules and Regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such Rules and Regulations. Landlord specifically reserves the right to (i) change the size, configuration, design, layout, location and all other aspects of the Parking Facilities and/or (ii) perform repairs to the Parking Facilities, and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close- off or restrict access to the Parking Facilities, or relocate Tenant’s parking passes to other parking structures and/or surface parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration, improvements or repairs with respect to the Parking Facilities or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord and such owner. The parking rates charged by Landlord for Tenant’s parking passes shall be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges concurrent with its payment of the parking rates described herein.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms. The necessary grammatical changes required to make the provisions hereof apply either to entities or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

29.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever commercially reasonable documents are required therefor and deliver the same to Landlord within ten (10) business days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) business days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property and Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all remaining liability under this Lease accruing from and after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder accruing from and after the date of transfer. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

29.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to an amount which is equal to the equity interest of Landlord in the Building, including all income derived therefrom, and neither Landlord, nor any of its constituent partners, members, shareholders, officers, directors or employees shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

29.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language. The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.

29.16 Amendment. This Lease may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to this Lease, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

29.17 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.

29.18 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.19 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.20 Notices. All notices required under this Lease and other information concerning this Lease (“Communications”) shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier.

Such Communications sent by personal delivery, mail or overnight courier will be sent to the addresses in the Summary, or to such other addresses as Landlord and Tenant may specify from time to time in writing. Communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand- delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

29.21 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

29.22 Authority. If Tenant is an entity, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Tenant shall, promptly following Landlord’s request therefor, deliver to Landlord evidence of such formation, existence, qualification and authority.

29.23 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

29.24 Governing Law. This Lease is governed by federal law, including without limitation the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 et seq.) and, to the extent that state law applies, the laws of the State of California without regard to its conflicts of law rules.

29.25 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.26 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless for, from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Any commissions payable to the Brokers shall be paid by Landlord pursuant to a separate agreement.

29.27 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any default by Landlord of the provisions hereof so long as Tenant observes the notice and cure periods provided in Section 19.7 and notice is first given to any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and a reasonable opportunity is granted to such holder to correct such violations.

29.28 Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building (except as part of the address of the Premises) or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord.

29.29 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities, provided, however, that, other than legally required compliance, any such compliance shall not be at a material cost to Tenant. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Building or area- wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

29.30 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants and other similar agents of Tenant that require such information to perform their duties.

29.31 Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, the Real Property or any part thereof and that no representations respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises (but only to the extent necessary to comply with applicable laws), and/or Real Property, including without limitation the Parking Facilities, Common Areas, systems and equipment, roof, and structural portions of the same (provided such Renovations do not, on a permanent basis, materially adversely interfere with the use of or access to the Premises, unless such Renovations are required to comply with applicable law), which Renovations may include, without limitation, (i) modifying the Common Areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (ii) installing new carpeting, lighting, and wall coverings in the Building Common Areas, and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Real Property, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

29.32 Hazardous Material. Tenant shall not cause or permit any Hazardous Material (as defined in Section 29.32.3 below) to be brought, kept or used in or about the Real Property by Tenant, its agents, employees, contractors, or invitees. Tenant indemnifies Landlord for, from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Real Property, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Real Property, damages arising from any adverse impact or marketing of space in the Real Property, and sums paid in settlement of claims, attorneys’ fees, consultant fees, and expert fees) which arise during or after the Lease Term as a result of such breach. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Real Property. Without limiting the foregoing, if the presence of any Hazardous Material on the Real Property caused or permitted by Tenant results in any contamination of the Real Property and subject to the provisions of Articles 8 and 9 hereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Real Property to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Real Property and so long as such actions do not materially interfere with the use and enjoyment of the Real Property by the other tenants thereof.

29.32.1 Landlord and Tenant acknowledge that Landlord may become legally liable for the costs of complying with Laws (as defined in Section 29.32.4 (below) relating to Hazardous Material which are not the responsibility of Landlord or the responsibility of Tenant, including the following: (i) Hazardous Material present in the soil or ground water on the Real Property of which Landlord has no knowledge as of the effective date of this Lease; (ii) a change in Laws which relate to Hazardous Material which make that Hazardous Material which is present on the Real Property as of the effective date of this Lease, whether known or unknown to Landlord, a violation of such new Laws; (iii) Hazardous Material that migrates, flows, percolates, diffuses, or in any way moves on to, or under, the Real Property after the effective date of this Lease; or Hazardous Material present on or under the Real Property as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Real Property by other lessees of the Real Property or their agents, employees, contractors, or invitees, or by others. Accordingly, Landlord and Tenant agree that the cost of complying with Laws relating to Hazardous Material on the Real Property for which Landlord is legally liable and which are paid or incurred by Landlord shall be an Operating Expense (and Tenant shall pay Tenant’s Share thereof in accordance with Article 4) unless the cost of such compliance as between Landlord and Tenant, is made the responsibility of Tenant pursuant to Section 29.32 above. To the extent any such Operating Expense relating to Hazardous Material is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties or other action, Tenant shall be entitled to a proportionate reimbursement to the extent it has paid its share of such Operating Expense to which such recovery or reimbursement relates.

29.32.2 It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material; (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee’s actions or use of the property in question; or (iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

29.32.3 As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) designated as a “Toxic Pollutant” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (ii) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (iii) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).

29.32.4 As used herein, the term “Laws” mean any applicable federal, state or local laws, ordinances, or regulations relating to any Hazardous Material affecting the Real Property, including, without limitation, the laws, ordinances, and regulations referred to in Section 29.32.3 above.

29.32.5 Landlord hereby represents that to Landlord’s current actual knowledge, without investigation, there are no Hazardous Materials present in the Premises in violation of applicable Laws as of the date hereof. Notwithstanding the foregoing, Landlord shall, at no cost to Tenant (and not as an Operating Expense), remove or remediate to the extent required by any applicable governmental authority after all appeals processes have been exhausted (i) any Hazardous Material on the Real Property as of the Lease Commencement Date that violates any applicable Laws in effect as of the Lease Commencement Date, except where such removal or remediation is Tenant’s responsibility pursuant to this Section 29.32 above, or (ii) any Hazardous Materials introduced to the Real Property by Landlord after the Lease Commencement Date in violation of applicable Laws at the time of such introduction. Landlord indemnifies Tenant for, from and against any breach by Landlord of the obligations stated this paragraph, and agrees to defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses which arise during or after the Lease Term as a result of such breach.

29.33 Financial Statements. Upon ten (10) business days prior written request from Landlord (which Landlord may make at any time during the Term but no more often than two (2) times in any calendar year), Tenant shall deliver to Landlord (a) a current financial statement of Tenant and any guarantor of this Lease, and (b) financial statements of Tenant and such guarantor for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively).

29.34 Excepted Rights. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitations, electrical interruptions, hurricanes, terrorist activities and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of rent payable hereunder.

29.35 Guaranty of Lease. N/A.

29.36 OFAC Compliance.

29.36.1 Tenant represents and warrants that (a) Tenant and, to Tenant’s knowledge, each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and blocked Persons Listed maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) to Tenant’s knowledge, none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) to Tenant’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) to Tenant’s knowledge, none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented reasonable procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C.A. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law. Notwithstanding the foregoing, Tenant is a U.S. Publicly-Traded Entity and Tenant’s representations in this Section shall not apply with respect to any person or entity to the extent that such person’s or entity’s interest in the Tenant was purchased through the national securities exchange on which Tenant is listed. As used in this Lease, “U.S. Publicly-Traded Entity” means an entity whose securities are listed on the national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such entity.

29.36.2 Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section 29.36 are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

29.36.3 Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time prior to the expiration or earlier termination of the Lease shall be a material default of the Lease, and the Lease shall automatically terminate. Notwithstanding anything to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.

29.37 Energy and Environmental Initiatives. Landlord and Tenant acknowledge and agree that Landlord is committed to employing sustainable operating and maintenance practices for the Real Property. Tenant shall fully cooperate with Landlord in any programs in which Landlord may elect to participate relating to the Building’s or Real Property’s (i) energy efficiency, management and conservation; (ii) water conservation and management; (iii) environmental standards and efficiency; (iv) recycling and reduction programs; and/or (v) safety, which participation may include, without limitation, the Leadership in Energy and Environmental Design (LEED) program and related Green Building Rating System promoted by the U.S. Green Building Council. All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord.

Tenant affirms its support of these practices, and agrees to cooperate with Landlord by implementing reasonable conservation practices. Periodically, Landlord may offer additional examples, guidance and practices related to energy conservation measures, which Tenant agrees to consider for implementation.

Notwithstanding anything herein to the contrary, Tenant shall not be restricted from operating its business in the fashion and manner which it deems appropriate for itself. Should any specific practice(s) proposed by Landlord be deemed to be inconsistent with Tenant’s business operations or cost prohibitive, Tenant shall so advise Landlord in writing as its reason for declining to implement such specific practice(s).

29.38 Counterparts; Signatures. This Lease may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Lease and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format and shall be legal and binding and shall have the same full force and effect as if a paper original of this Lease had been delivered and been signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Lease is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature. If this Lease has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

29.39 Contingency. Notwithstanding anything in this Lease to the contrary, Tenant acknowledges and agrees that this Lease is expressly conditioned upon Landlord and the tenant currently leasing the Premises as of the date hereof, entering into a termination agreement upon terms acceptable to Landlord in its sole but good faith discretion and such tenant vacating the Premises when and as required by Landlord in accordance with such termination agreement (collectively, the “Contingency”). If the Contingency is not satisfied, then this Lease shall, at Landlord’s option and upon written notice to Tenant, be null and void and of no force or effect. Upon the satisfaction of the Contingency, Landlord’s termination right under this Section 29.39 shall be null and void and of no further force or effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

BERNAL CORPORATE PARK II-E, LLC, a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, Its authorized signatory

	By:	/s/ Francis Luzum
	Its:	Asset Manager
Francis Luzum

By:
Its:

“Tenant”:

MOVANO INC.,
a Delawar corporation

*By:	/s/ J.Cogan
Its:	Chief Financial Officer

*By:	/s/ Michael Leafman
Its:	President and Chief Executive Officer

*NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A)	This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.

(B)	If the requirements of (A) above are not satisfied, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Agreement.